Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com

T: 973-520-2550
F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert
Michael E. Helmer

May 28, 2015

Insmed Incorporated

10 Finderne Avenue, Building 10

Bridgewater, New Jersey 08807

Re:          Insmed Incorporated — Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Insmed Incorporated, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) 5,000,000 shares (the “Plan Shares”) of  the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Insmed Incorporated 2015 Incentive Plan (the “2015 Incentive Plan”), and (ii) 227,000 shares of Common Stock (the “Option Shares”) issuable upon the exercise of an equal number of options to purchase shares of Common Stock granted pursuant to stock option agreements (the “Option Awards”) to new employees as inducement awards in connection with the recipients’ commencement of employment with the Company, in each case, as referenced in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation, as amended, and the Amended and Restated By-Laws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that: (i) the Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, the Plan Shares will be validly issued, fully paid and nonassessable; and (ii) the Option Shares have been duly authorized and, when and to the extent issued in accordance with the terms of Option Awards, the Option Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Virginia Stock Corporation Act.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)